As filed with the Securities and Exchange Commission on March 6, 2008

Registration No. 333-122152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PAN AMERICAN SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1500 - 625 Howe Street

Vancouver, British Columbia, Canada

V6C 2T6

(Address  of Registrant’s principal executive offices)

Pan American Silver Corp. Stock Option and Stock Bonus Plan

(Full title of plan)

CT Corporation

111 Eighth Avenue, 13th Floor

New York, NY, 10011

(212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Riccardo Leofanti, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street

Suite 1750, P.O. Box 258

Toronto, Ontario M5K 1J5

(416) 777-4700

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	66,000	$19.53	(2)	$1,288,980.00	$50.66
	8,438	$27.05	(2)	$228,247.90	$8.97
	10,000	$5.05	(2)	$50,500.00	$1.98
	5,265	$28.71	(2)	$151,158.15	$5.94
	5,502	$37.04	(2)	$203,794.08	$8.01
	1,666	$19.00	(2)	$31.654.00	$1.24
	1,509	$22.27	(2)	$33.605.43	$1.32
	1,901,620	$41.15	(3)	$78,251,663.00	$3,075.29
Total	2,000,000			$80,239,602.56	$3,153.42

Notes

(1)

The Common Shares being registered relate to (i) past option grants, with option exercise prices as indicated, and (ii) option grants to be undertaken in the future, with option exercise prices to be determined.

(2)

In accordance with Rule 457(h)(1), the maximum offering price is the option exercise price (initially expressed in Canadian dollars), converted to U.S. dollars using a factor of Cdn $1.00 = US$1.0104, the inverse of the noon buying rate in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York on March 5, 2008.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the U.S. Securities Act of 1933 (the “Securities Act”) on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Stock Market on March 5, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	Annual report on Form 40-F of the Registrant for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007;

(b)	Report on Form 6-K of the Registrant, furnished to the Commission on March 30, 2007;

(c)	Report on Form 6-K of the Registrant, furnished to the Commission on April 12, 2007;

(d)	Report on Form 6-K of the Registrant, furnished to the Commission on April 19, 2007;

(e)	Report on Form 6-K of the Registrant, furnished to the Commission on May 3, 2007;

(f)	Report on Form 6-K of the Registrant, furnished to the Commission on June 6, 2007;

(g)	Report on Form 6-K of the Registrant, furnished to the Commission on July 25, 2007;

(h)	Report on Form 6-K of the Registrant, furnished to the Commission on August 15, 2007;

(i)	Report on Form 6-K of the Registrant, furnished to the Commission on August 24, 2007;

(j)	Report on Form 6-K of the Registrant, furnished to the Commission on November 15, 2007;

(k)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant since December 31, 2006; and

(l)	The description of the Registrant’s common shares, included in the Annual Report on Form 40-F, filed with the Commission on March 30, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.                    Description of Securities

Not Applicable

Item 5.                    Interests of Named Experts and Counsel

Not Applicable

Item 6.                    Indemnification of Directors and Officers

Division 5 of Part 5 of the Business Corporations Act of British Columbia (the “BCBCA”) consists of Sections 159 through 165.  Section 160 provides that a corporation may:  (i) indemnify an eligible party (these consist of the corporation’s directors, officers, former directors and former officers and their respective heirs and personal or other legal representatives) against judgments, penalties or fines awarded as the result of an eligible proceeding (consisting of any proceeding in which any eligible party is or may be joined as a party by reason of being or having been a director or officer, or the equivalent of a director or officer, of the corporation); and/or (ii) pay the expenses of an eligible party reasonably incurred by that party in respect of such an eligible proceeding after final disposition.  Section 161 provides that a British Columbia corporation must pay the expenses incurred by an eligible party in respect of an eligible proceeding if the eligible party is ultimately successful in defending any such proceeding on the merits.  Notwithstanding the foregoing, Section 163 prohibits a British Columbia corporation from granting such an indemnity to an eligible party if:

(a)                                  at the time the agreement to give indemnity was made the corporation was prohibited from agreeing to grant it by its memorandum or articles;

(b)                                 at the time the indemnity is made or paid the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)                                  if, in relation to the subject matter of the proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation; or

(d)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the eligible party did not have reasonable grounds for believing his or her conduct was lawful.

Section 164 of the BCBCA provides that, regardless of whether the payment of expenses or an indemnity is otherwise authorized under the corporation’s articles of incorporation (the “Articles”) or whether it is authorized or declined under Division 5 of Part 5 of the BCBCA, a court may:

(a)                                  order a corporation to indemnify an eligible party against any liability incurred in respect of an eligible proceeding;

(b)                                 order a corporation to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)                                  order the enforcement of, or a payment under, an agreement of indemnity;

(d)                                 order payment of some or all expenses incurred by any eligible person in obtaining a court order under Section 164 of the BCBCA; or

(e)                                  make any other order that the court deems appropriate.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant will indemnify its directors, former directors, Secretary or Assistant Secretary, and may indemnify its officers, employees or agents and those of its subsidiaries, and directors and former directors of its subsidiaries, and each of their respective heirs and representatives, against all losses, charges and expenses howsoever incurred by them as a result of their actions in such capacities.  The failure of a director or officer of the Registrant to comply with the provisions of the BCBCA or the Registrant’s Articles, however, will invalidate any indemnity which he or she is entitled to.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures directors and officers for losses as a result of claims against the directors and officers of the Registrant under the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                    Exemption From Registration Claimed.

Not Applicable

Item 8.    Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Common Share certificate.

4.2	Articles of Incorporation of the Registrant.

5.1	Opinion of Borden Ladner Gervais, LLP.

23.1	Consent of Borden Ladner Gervais, LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on page 6 of this Registration Statement).

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on March 6, 2008.

PAN AMERICAN SILVER CORP.

By:	/s/ Geoffrey A. Burns
Name:	Geoffrey A. Burns
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Ross J. Beaty and Geoffrey A. Burns as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 6, 2008.

Signature	Title

/s/ Ross J. Beaty
Ross J. Beaty	Director, Chairman of the Board of Directors

/s/ Geoffrey A. Burns
Geoffrey A. Burns	Director, President and Chief Executive Officer
(Principal Executive Officer)

/s/ A. Robert Doyle
A. Robert Doyle	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ William A. Fleckenstein
William A. Fleckenstein	Director

/s/ Paul B. Sweeney
Paul B. Sweeney	Director

/s/ Robert P. Pirooz
Robert P. Pirooz	Director, General Counsel and Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Pan American Silver Corp. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on March 6,2008.

PAN AMERICAN MINERALS INC.
(Authorized U.S. Representative)

By:	/s/ Geoffrey A. Burns
Name: Geoffrey A. Burns
Title: President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate.

4.2	Articles of Incorporation of the Registrant.

5.1	Opinion of Borden Ladner Gervais, LLP.

23.1	Consent of Borden Ladner Gervais, LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche, LLP.

24.1	Power of Attorney (included on page 6 of this Registration Statement).